Exhibit 99.B(h)(3)

EXECUTION COPY

MONEY MARKET FUND SERVICES AMENDMENT

TO

CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Money Market Fund Services Amendment is made as of July 31, 2011 by and between PNC ADVANTAGE FUNDS (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (f/k/a PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”).

BACKGROUND:

A.           The Fund and BNY Mellon are parties to a Co-Administration and Accounting Services Agreement dated as of June 30, 2010 (the “Agreement”).  This Amendment is an amendment to the Agreement and shall be applicable solely to the portfolios identified at Exhibit 1 hereto.

B.             The Fund desires that BNY Mellon provide the money market fund services described in this Amendment.  All “Rules” referenced herein are rules promulgated under the Investment Company Act of 1940, as amended.

C.             The Fund and BNY Mellon desire to amend the Agreement with respect to the foregoing.

TERMS:

In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 and an electronic file of the monthly portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure (collectively “Money Market Reports”) for its clients.

2.                                       BNY Mellon shall provide the following services to the Fund:

2.1                     BNY Mellon, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to, as applicable for the particular Money Market Report: (i) prepare, on a monthly basis, Form N-MFP; (ii) prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure; (iii) file Form N-MFP with the Securities and Exchange Commission on behalf of the Fund; and (iv) provide the electronic file prepared pursuant to Section 2.1(ii) herein to the Fund, or at the Fund’s written direction, to a third party (together, the “Services”).

2.2                     Neither BNY Mellon nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service on the Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties to this Amendment.  The Fund acknowledges that it shall be responsible for the retention of the Money Market Reports in accordance with Rule 2a-7 or any other applicable rule or regulation.

2.3                     Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Reports.  At the request of the Fund and upon the mutual agreement of the Fund and BNY Mellon as to the scope of any changes and the additional compensation of BNY Mellon, BNY Mellon will, or will cause the Print Vendor to, customize the Money Market Report described in Section 2.1(ii) above.  Any such customization shall be further described in Exhibit 2 to this Amendment.

3.                                       BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of the Money Market Reports, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party.  This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.                                       The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, each Form N-MFP.  The Fund shall provide timely final sign-off of, and authorization and direction to file, each Form N-MFP.  Absent such timely final sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected Form N-MFP.  BNY Mellon is providing the Services based on the representation and warranty of the Fund, that the Services together with the activities of the Fund in accordance with its internal policies, procedures and controls shall together satisfy requirements of the laws applicable to the Fund and Money Market Reports.

5.                                       Notwithstanding any provision of this Amendment, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.  Neither this Amendment nor the provision of the Services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund.

6.                                       As compensation for the Services, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon.  In turn, BNY

Mellon will be responsible for paying the Print Vendor’s fees.  [For the avoidance of doubt, due to BNY Mellon’s role in coordinating and performing various components of the Services, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Printing Vendor.]

The Fund hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to BNY Mellon or to the adviser or sponsor to the Fund relating to this Amendment have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

7.                                       Miscellaneous.

(a)            As hereby amended and supplemented, the Agreement shall remain in full force and effect, including, without limitation, Section 5 (Confidentiality) and Section 10 (Standard of Care/Limitation of Liability) thereof.  In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the Services.  For avoidance of doubt, any information relating to the Fund’s business collected and maintained by the Fund pursuant to Rule 2a-7(c) and Rule 30b1-6T under the 1940 Act, and disclosed to an Administrator and/or Print Vendor, shall constitute “Confidential Fund Information” for purposes of Section 5 of the Agreement.

(b)           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)            If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(d)           The first sentence of Section 10(a) of the Agreement shall be amended to read, “Subject to the terms of this Section 10, an Administrator shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent cause by such Administrator’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).” (Emphasis on new text added.)

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PNC ADVANTAGE FUNDS

By:	/s/John Kernan

Name:	John Kernan

Title:	Treasurer

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/Jay Nusblatt

Name:	Jay F. Nusblatt

Title:	Managing Director

EXHIBIT 1

Portfolio Name	Cusip Number or Ticker Symbol
PNC Advantage Institutional Money Market Fund - Advisor Shares	73015P880
PNC Advantage Institutional Money Market Fund - Service Shares	73015P104
PNC Advantage Institutional Money Market Fund - Institutional Shares	73015P807
PNC Advantage Institutional Government Money Market Fund - Advisor Shares	73015P708
PNC Advantage Institutional Government Money Market Fund - Service Shares	73015P302
PNC Advantage Institutional Government Money Market Fund - Institutional Shares	73015P203
PNC Advantage Institutional Treasury Money Market Fund - Advisor Shares	73015P500
PNC Advantage Institutional Treasury Money Market Fund - Service Shares	73015P609
PNC Advantage Institutional Treasury Money Market Fund - Institutional Shares	73015P402

EXHIBIT 2

Customization

In accordance with paragraph 2.3 of the Agreement, the parties hereto mutually agree that BNY Mellon will, or will cause the Print Vendor to, customize the Money Market Report as follows:

1) Add and populate an additional column to the Money Market Report titled “Percentage of Net Assets”. Such column will be added as the final column at the end of the standard Money Market Report layout.